Exhibit 10.1

CUSTOMER CUSIP 39322FAA3

FACILITY CUSIP 39322FAB

FOURTH AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

PNC BANK, NATIONAL ASSOCIATION

AND THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

(AS LENDERS)

WITH

GREEN PLAINS TRADE GROUP LLC

AND

the other Persons joined as borrowers from time to time

(BORROWERS)

Arranged by:

PNC CAPITAL MARKETS LLC

AND

BANK OF AMERICA, N.A.

(AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS)

BANK OF AMERICA, N.A.

(AS SYNDICATION AGENT)

July 28, 2017

i

IV. COLLATERAL: GENERAL TERMS	66

4.1. Security Interest in the Collateral	66
4.2. Perfection of Security Interest	66
4.3. Disposition of Collateral	66
4.4. Preservation of Collateral	67
4.5. Ownership of Collateral	67
4.6. Defense of Agent’s and Lenders’ Interests	67
4.7. Books and Records	68
4.8. Financial Disclosure	68
4.9. Compliance with Laws	68
4.10. Inspection of Premises	69
4.11. Insurance	69
4.12. Failure to Pay Insurance	70
4.13. Payment of Taxes	70
4.14. Payment of Leasehold Obligations	71
4.15. Receivables	71
4.16. Inventory	73
4.17. Maintenance of Equipment	73
4.18. Exculpation of Liability	74
4.19. Environmental Matters	74
4.20. Financing Statements	76
4.21. Real Estate	76
4.22. Appraisals	76

V. REPRESENTATIONS AND WARRANTIES	77

5.1. Authority	77
5.2. Formation and Qualification	78
5.3. Survival of Representations and Warranties	78
5.4. Tax Returns	78
5.5. Financial Statements	78
5.6. Entity Names	79
5.7. O.S.H.A. Environmental Compliance; Flood Insurance	79
5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	80
5.9. Patents, Trademarks, Copyrights and Licenses	81
5.10. Licenses and Permits	82
5.11. Default of Indebtedness	82
5.12. No Default	82
5.13. No Burdensome Restrictions	82
5.14. No Labor Disputes	82
5.15. Margin Regulations	82
5.16. Investment Company Act	82
5.17. Disclosure	83
5.18. Reserved	83

5.19. Swaps	83
5.20. Conflicting Agreements	83
5.21. Application of Certain Laws and Regulations	83
5.22. Business and Property of Borrowers	83
5.23. Ineligible Securities	83
5.24. Federal Securities Laws	83
5.25. Equity Interests	83
5.26. Material Contracts	84

VI. AFFIRMATIVE COVENANTS	84

6.1. Payment of Fees	84
6.2. Conduct of Business and Maintenance of Existence and Assets	84
6.3. Violations	84
6.4. Government Receivables	84
6.5. Fixed Charge Coverage Ratio	85
6.6. Execution of Supplemental Instruments	85
6.7. Payment of Indebtedness	85
6.8. Standards of Financial Statements	85
6.9. Federal Securities Laws	85
6.10. Change in Management	85
6.11. Keepwell	85

VII. NEGATIVE COVENANTS	86

7.1. Merger, Consolidation, Acquisition and Sale of Assets	86
7.2. Creation of Liens	86
7.3. Guarantees	86
7.4. Investments	86
7.5. Loans	87
7.6. Capital Expenditures	87
7.7. Distributions	87
7.8. Indebtedness	88
7.9. Nature of Business	88
7.10. Transactions with Affiliates	88
7.11. Leases	89
7.12. Subsidiaries	89
7.13. Fiscal Year and Accounting Changes	89
7.14. Pledge of Credit	89
7.15. Amendment of Certificate of Formation, Operating Agreement	89
7.16. Compliance with ERISA	89
7.17. Prepayment of Indebtedness	90
7.18. Reserved	90
7.19. Membership/Partnership Interests	90
7.20. Reserved	90
7.21. Affiliate Contracts	90
7.22. Subordinated Debt	90
7.23. Other Agreements	90
7.24. Unhedged Inventory	90

VIII. CONDITIONS PRECEDENT	90

8.1. Conditions to Initial Advances	90
8.2. Conditions to Each Advance	94

IX. INFORMATION AS TO BORROWERS	94

9.1. Disclosure of Material Matters	94
9.2. Schedules	95
9.3. Environmental Reports	96
9.4. Litigation	96
9.5. Material Occurrences	96
9.6. Government Receivables	96
9.7. Annual Financial Statements	96
9.8. Quarterly Financial Statements	97
9.9. Monthly Financial Statements	97
9.10. Other Reports	97
9.11. Additional Information	97
9.12. Projected Operating Budget	97
9.13. Variances From Operating Budget	98
9.14. Notice of Suits, Adverse Events	98
9.15. ERISA Notices and Requests	98
9.16. Additional Documents	99

X. EVENTS OF DEFAULT	99

10.1. Nonpayment	99
10.2. Breach of Representation	99
10.3. Financial Information	99
10.4. Judicial Actions	99
10.5. Noncompliance	99
10.6. Judgments	99
10.7. Bankruptcy	100
10.8. Inability to Pay	100
10.9. Subsidiary Bankruptcy	100
10.10. Material Adverse Effect	100
10.11. Lien Priority	100
10.12. Guarantor Cross Default	100
10.13. Cross Default	100
10.14. Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement	100
10.15. Change of Ownership	100
10.16. Invalidity	101
10.17. Licenses	101
10.18. Seizures	101
10.19. Operations	101
10.20. Pension Plans	101
10.21. Subordinated Loan Default	101
10.22. Anti-Terrorism Laws	102
10.23. Equity Cure Right	102

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	103

11.1. Rights and Remedies	103
11.2. Agent’s Discretion	104
11.3. Setoff	104
11.4. Rights and Remedies not Exclusive	104
11.5. Allocation of Payments After Event of Default	105

XII. WAIVERS AND JUDICIAL PROCEEDINGS	106

12.1. Waiver of Notice	106
12.2. Delay	106
12.3. Jury Waiver	106

XIII. EFFECTIVE DATE AND TERMINATION	107

13.1. Term	107
13.2. Termination	107

XIV. REGARDING AGENT	108

14.1. Appointment	108
14.2. Nature of Duties	108
14.3. Lack of Reliance on Agent and Resignation	108
14.4. Certain Rights of Agent	109
14.5. Reliance	109
14.6. Notice of Default	109
14.7. Indemnification	110
14.8. Agent in its Individual Capacity	110
14.9. Delivery of Documents	110
14.10. Borrowers’ Undertaking to Agent	110
14.11. No Reliance on Agent’s Customer Identification Program	110
14.12. Other Agreements	111

XV. BORROWING AGENCY	111

15.1. Borrowing Agency Provisions	111
15.2. Waiver of Subrogation	112

XVI. MISCELLANEOUS	112

16.1. Governing Law	112
16.2. Entire Understanding	113
16.3. Successors and Assigns; Participations; New Lenders	117
16.4. Application of Payments	119
16.5. Indemnity	119
16.6. Notice	121
16.7. Survival	123
16.8. Severability	123
16.9. Expenses	123
16.10. Injunctive Relief	123

v

16.11. Consequential Damages	123
16.12. Captions	124
16.13. Counterparts; Facsimile Signatures	124
16.14. Construction	124
16.15. Confidentiality; Sharing Information	124
16.16. Publicity	124
16.17. Certifications From Banks and Participants; USA PATRIOT Act	125
16.18. Anti-Terrorism Laws	125

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.3	Compliance Certificate
Exhibit 1.4	Form of Subordination Agreement
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.1(b)	FILO Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.4(b)	Swing Loan Request
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.25	Equity Interests
Schedule 5.26	Material Contracts
Schedule 7.10	Transactions with Affiliates

FOURTH AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

Fourth Amended and Restated Revolving Credit and Security Agreement dated as of July 28, 2017 among GREEN PLAINS TRADE GROUP LLC, a limited liability company formed under the laws of the State of Delaware (“GPTG”), and each Person joined as a Borrower from time to time (each a “Borrower”, and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

Borrowers, Agent, and the financial institutions party thereto as lenders are parties to that Third Amended and Restated Revolving Credit and Security Agreement dated as of November 26, 2014 (as amended or modified from time to time, the “Existing Agreement”) and certain instruments, documents and agreements executed in connection therewith (together with the Existing Agreement, the “Existing Loan Documents”). Borrowers, Agent and Lenders desire to amend and restate the Existing Agreement in its entirety pursuant to the terms and conditions hereof.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2016.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Advances” shall mean and include the Revolving Advances, FILO Advances, Letters of Credit and the Swing Loans, and any portion(s) thereof.

“Affected Lender” shall have the meaning set forth in Section 3.10 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, member, manager, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Affiliate Contracts” shall mean those certain ethanol marketing agreements and distillers grain marketing agreements by and among each Affiliate Plant and Borrowers, or any of them, and each agreement individually referred to as an “Affiliate Contract”.

“Affiliate Plants” shall mean, collectively, Green Plains Bluffton LLC, Green Plains Obion LLC, Green Plains Shenandoah LLC, Green Plains Superior LLC, Green Plains Ord LLC, Green Plains Central City LLC, Green Plains Holdings II LLC, Green Plains Otter Tail LLC, Green Plains Hopewell LLC, Green Plains Hereford LLC, Green Plains Madison LLC, Green Plains Mount Vernon LLC, Green Plains York LLC, Green Plains Wood River LLC, Green Plains Fairmont LLC, Green Plains Atkinson LLC and Green Plains Ethanol Storage LLC and each individually referred to as an “Affiliate Plant”.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Fourth Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the sum of the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws, including OFAC, relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules, governmental guidelines and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Argos Receivable” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising from the sale of ethanol to a Customer in tank transfer, with invoice shipping terms as in tank transfer or “ITT.”

“Authority” shall have the meaning set forth in Section 4.19(d).

“Authorized Non-Affiliate Contracts” shall mean those certain ethanol marketing agreements and distillers grain marketing agreements and/or storage agreements by and among each Authorized Non-Affiliate Plant and Borrowers, or any of them, and each agreement individually referred to as an “Authorized Non-Affiliate Contract”.

“Authorized Non-Affiliate Plant” shall mean each of the following: (i) Kinder Morgan-Galenda Park, located at 906 Clinton Drive, Galena Park, Texas 77547, (ii) Kinder-Morgan-Linden, located at 4801 South Wood Avenue, Linden, New Jersey 07036, (iii) Kinder Morgan-Argo, located at 8500 West 68th Street, Argo, Illinois, (iv) JD Street, located at 1 River Road, St. Louis, Missouri, (v) Manley, located at 1575 380th Street, Manley, Iowa, (vi) Kinder Morgan-Seven Oaks, located at 106 Bridge City Avenue, Westwego, Louisiana, (vii) Contanda-Cincinnati located at 3500 Southside Avenue, Cincinnati, Ohio 45201, and (viii) Contanda-Sioux City, located at 4225 41st Street, Siox City, Iowa.

“Availability Reserve” shall mean $0 as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable dollar amount specified below. Effective as of the first day following receipt by Agent of the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate for the fiscal quarter ending September 30, 2017 and any fiscal quarter end thereafter required under 9.8 hereof (such date an “Adjustment Date”), the Availability Reserve shall be adjusted, if necessary, to the applicable dollar amount set forth in the table below corresponding to the Fixed Charge Coverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

FIXED CHARGE COVERAGE RATIO	Availability Reserve

Less than 1.5 to 1.00	An amount equal to the greater of (a) $5,000,000 and (b) 5.0% of the Borrowing Base

Greater than or equal to 1.5 to 1.00	$0

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the date required pursuant to such section, the Availability Reserve shall be conclusively presumed to be an amount equal to the greater of (a) $5,000,000 and (b) 5.0% of the Borrowing Base until the date of delivery of such financial statements, certificates and/or other information, at which time the Availability Reserve will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, no downward adjustment from an amount equal to the greater of (a) $5,000,000 and (b) 5.0% of the Borrowing Base to $0 shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing.

“Availability Reserve Shortfall Amount” shall have the meaning assigned to such term in Section 2.1(e).

“Average Undrawn Availability” shall mean, for any date of determination, the quotient obtained by dividing (a) the sum of Undrawn Availability for each day during the 30-day period ending on the day immediately preceding such date of determination by (b) thirty (30).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blendstar” shall mean BlendStar, LLC, a Texas limited liability company.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower Revolver Increase” shall have the meaning set forth in Section 2.24 hereof.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean GPTG.

“Borrowing Base” shall mean, at any time, the sum of (a) the Formula Amount and (b) the amount of the FILO Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer, Treasurer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount, the FILO Borrowing Base and calculations thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Overnight Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Cash Management Liabilities” shall mean any indebtedness, obligations and liabilities of any Borrower under any agreements or arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any of the Borrowers: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The Cash Management Liabilities shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement, and otherwise treated as Obligations for purposes of each of the Other Documents (other than any Lender-Provided Interest Rate Hedge). The Liens securing Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of

Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Borrower to a Person who is not an Original Owner; (b) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the voting Equity Interests of Holdings; or (c) any merger or consolidation of or with any Borrower or sale of all or substantially all of the property or assets of any Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Borrower or (y) to direct or cause the direction of the management and policies of any Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) 100% of the Equity Interests of any Borrower is no longer owned or controlled by (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of any Borrower held by any of the Original Owners are convertible or for which any such Equity Interests of any Borrower or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) a Person who is an Original Owner or (b) any merger, consolidation or sale of substantially all of the property or assets of any Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean July 28, 2017 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower in all of the following property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) (i) all goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due from any Customer relating to the Receivables; (iv) all other property, including warranty claims, relating to any goods securing the Obligations; (v) all contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; (x) all Depository Accounts and farm products, (xi) all money, cash equivalents, or other assets of such Borrower that now or hereafter come into the possession, custody or control of Agent (or its agent or designee) or any other Lender and (xii) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and

(i) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), and (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate, in the form of Exhibit 1.3 attached hereto, to be signed by the Chief Financial Officer, Treasurer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.11 and 7.24.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents or the Subordinated Loan Documentation, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage. If the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debt Payments” shall mean and include, for each applicable test period, without duplication, (a) all Interest Expense during such period, plus (b) fees, commissions and charges set forth herein and with respect to any Advances during such period, plus (d) all scheduled principal payments on Capitalized Lease Obligations, plus (e) all scheduled principal payments, and prepaid principal payments made to the extent there is an equivalent permanent reduction in the commitments thereunder, with respect to any Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit, (iii) if applicable, fund any portion of its FILO Commitment Percentage of FILO Advances or (iv) pay over to the Agent, the Issuer, the FILO Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i), (ii) or (iii) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses of Borrowers on a Consolidated Basis for such period, plus (iii) amortization expenses of Borrowers on a Consolidated Basis for such period.

“EBITDA Shortfall Amount” shall have the meaning set forth in Section 10.23 hereof.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Corn Oil Inventory” shall mean Eligible Inventory consisting of corn oil.

“Eligible Commingled Ethanol Inventory” shall mean Eligible Inventory consisting of ethanol commingled with ethanol of another Person.

“Eligible Crude Oil Inventory” shall mean Eligible Inventory consisting of crude oil.

“Eligible Insured Foreign Receivable(s)” shall mean Receivables that meet the requirements of Eligible Receivables, except clauses (b) and (f) of such definition; provided that such Receivables are (i) credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable) or backed by a letter of credit reasonably acceptable to Agent and (ii) not due or unpaid more than ten (10) days after the original due date or forty five (45) days after the original invoice date.

“Eligible In-Tank Inventory” shall mean Inventory consisting of finished goods ethanol, crude oil or corn oil that would be Eligible Inventory but for the fact that it is situated at a location not owned by a Borrower, but only if (a) such Inventory has passed through the “inlet flange” at the Affiliate Plant or Authorized Non-Affiliate Plant into a storage tank located at the Affiliate Plant or Authorized Non-Affiliate Plant, (b) Agent shall have received executed amended Affiliate Contracts or Authorized Non-Affiliate Contracts which reflect that title to the ethanol passes to GPTG at the inlet flange (meaning at the point where finished good ethanol flows into the storage tanks) and (c) Agent has received Lien Waiver/Inventory Acknowledgments from the applicable Affiliate Plant or Authorized Non-Affiliate Plant and any lender to the applicable Affiliate Plant or Authorized Non-Affiliate Plant.

“Eligible In-Transit Inventory” shall mean finished goods Inventory (other than Off-load Inventory) that would be Eligible Inventory but for the fact that it is in-transit Inventory, but only if: (a) such in-transit Inventory is the subject of documentation acceptable to Agent including a non-negotiable bill of lading that designates a Borrower or Agent as the consignee; (b) Agent is satisfied that title remains with Borrowers throughout the shipping process; and (c) such in-transit Inventory is fully insured by appropriate insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee. For the avoidance of doubt, Eligible In-Transit Inventory shall no longer be Eligible In-Transit Inventory once any such Inventory destined for Blendstar or any third party storage facility is loaded into Blendstar’s or any such third party storage facility’s storage tanks.

“Eligible Inventory” shall mean and include Inventory consisting of finished goods ethanol, corn oil, dried distillers grain, natural gas and crude oil with respect to each Borrower, valued on a mark-to-market basis (based on a market source acceptable to Agent), which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all applicable standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in transit; (c) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim which is reasonably likely to prohibit such Borrower from selling such Inventory in the Ordinary Course of Business or Agent from selling such Inventory in the exercise of its remedies hereunder; (f) is subject to a License Agreement or other agreement that limits, conditions or restricts such Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement or Agent has established reserves in an amount determined necessary by Agent in its Permitted Discretion and Agent is otherwise satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such Licensor, (ii) violating any contract with such Licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current License Agreement or such other License Agreements as are approved by the Agent in its Permitted Discretion; (g) is situated at a location not owned by a Borrower unless Agent has received an executed Lien Waiver/Inventory Acknowledgment for such location in form and substance satisfactory to Agent or Agent has implemented a reserve against the Borrowing Base in an amount acceptable to Agent with respect to such location; or (h) if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Off-load Receivables” shall mean and include with respect to each Borrower, each Off-load Receivable that would be an Eligible Receivable but for the fact that the goods giving rise to such Off-load Receivable have not been delivered to and accepted by the Customer.

“Eligible On-Track Inventory” shall mean Inventory consisting of finished goods ethanol, corn oil and dried distillers grain that would be Eligible Inventory but for the fact that it is situated at a location not owned by a Borrower which has been loaded into rail cars or tanker trucks ready for shipment (but which have not yet been picked up by a common carrier for transport) at (i) an Affiliate Plant, but only if Agent has received Lien Waiver/Inventory Acknowledgments from the applicable Affiliate Plant and any lender to the applicable Affiliate Plant or (ii) a third party plant which GPTG has a third party marketing agreement with which is in form and substance substantially similar to the Affiliate Contracts, but only if Agent has received Lien Waiver/Inventory Acknowledgments from the applicable third party plant owner.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than ten (10) days after the original due date or thirty five (35) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America or Canada (other than Quebec), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper, an instrument or a judgment;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) and has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim against any obligation of any Borrower or any Affiliate Plant (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or any Affiliate Plant or the Receivable is contingent in any respect or for any reason;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p) such Receivables is an Argos Receivable;

(q) such Receivable is not unconditionally payable in U.S. Dollars or Canadian Dollars;

(r) twenty-five percent (25%) or more of the Eligible Receivables are owing from such Customer;

(s) the Account Debtor with respect to such Receivable is subject to Sanctions or is on any specially designated national list maintained by OFAC; or

(t) such Receivable is not otherwise satisfactory to Agent in its Permitted Discretion.

“Eligible Stored Natural Gas Inventory” shall mean Inventory consisting of finished goods natural gas that would be Eligible Inventory but for the fact that it is situated at a location not owned by a Borrower, but only if Agent has received an assignment of the applicable storage agreement (which assignment has either been consented to by the applicable storage facility owner or is otherwise permitted by the terms of the applicable storage agreement), in form and substance reasonably satisfactory to Agent.

“Eligible Unbilled Receivables” shall mean each Receivable that meets the requirements of Eligible Receivables, except clause (b) of such definition; provided that (i) such Receivable does not remain unbilled more than sixty (60) days after the original delivery of goods giving rise to such Receivable and is subject to documentation acceptable to the Agent and (ii) such Receivable is otherwise satisfactory to Agent in its Permitted Discretion.

“Eligible Un-Insured Foreign Receivable(s)” shall mean Receivables that meet the requirements of Eligible Receivables, except clauses (b) and (f) of such definition; provided that: (i) such Receivables are not due or unpaid more than ten (10) days after the original due date or forty five (45) days after the original invoice date, (ii) the Customer is located in a country that has signed the Convention on the Organization for Economic Co-operation and Development, (iii) such Receivable is payable in U.S. Dollars and (iv) such Receivable is otherwise satisfactory to Agent in its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Cure” shall have the meaning set forth in Section 10.23 hereof.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case, without limitation, all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.9(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.9(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. If the Federal Funds Effective Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change. If the Federal Funds Open Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean the fee letter dated as of even date herewith among Borrowers and PNC.

“FILO Advance Rate” shall mean, collectively, the FILO Receivables Advance Rate and the FILO Inventory Advance Rate.

“FILO Advances” shall have the meaning set forth in Section 2.1(b) hereof.

“FILO Borrowing Base” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“FILO Commitment” shall mean, as to any FILO Lender, the obligation of such FILO Lender, to make FILO Advances, in an aggregate principal and/or face amount not to exceed the FILO Commitment Amount (if any) of such Lender.

“FILO Commitment Amount” shall mean, as to any Lender, the FILO Commitment Amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that becomes a party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the FILO Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“FILO Commitment Percentage” shall mean, as to any Lender, the FILO Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that becomes a party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the FILO Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“FILO Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus two and one-quarter percent (2.25%) with respect to Domestic Rate Loans and (b) the sum of the Overnight Eurodollar Rate plus three and one-quarter percent (3.25%) with respect to Overnight Eurodollar Rate Loans.

“FILO Lender” shall mean any Lender with a FILO Commitment.

“FILO Note” shall mean collectively, the promissory notes referred to in Section 2.1(b) hereof.

“FILO Reserve” shall mean, as of any date of determination thereof, a reserve equal to the amount by which the outstanding amount of FILO Advances exceeds the Maximum FILO Borrowing Amount.

“Financial Covenant Default” shall have the meaning set forth in Section 10.23 hereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends permitted pursuant to Section 7.7 made during such period, minus cash taxes paid during such period to (b) all Debt Payments during such period.

“Flood Laws” shall mean the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1995, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2013, in each case as amended from time to time, and any successor statute, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended and modified from time to time and all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge Liabilities” shall have the meaning given in the definition of “Lender-Provided Foreign Currency Hedge.”

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Fuel Taxes” shall mean all taxes, assessments and other Charges lawfully levied or assessed upon any Borrower with respect to the sale, marketing, distribution and/or any other action taken with respect to ethanol by such Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“GPCM” shall mean Green Plains Commodity Management, LLC, an Iowa limited liability company.

“Guarantor” shall mean Holdings, GPCM and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty, in form and substance satisfactory to Agent, of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Holdings” shall mean Green Plains Inc., an Iowa corporation.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a member of any Borrower as a result of such Borrower’s status as a limited liability company as evidenced and substantiated by the tax returns filed by such Borrower as a limited liability company, with such taxes being calculated for all members at the highest marginal rate applicable to any member.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning given in the definition of “Lender-Provided Interest Rate Hedge.”

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investment Grade Customers” shall mean (a) a Customer having a credit rating of Baa3 or higher from Moody’s Investors Service or BBB- or higher from Standard & Poor’s Financial Services LLC or Fitch Ratings and (b) any other Customer as Agent, may determine in its Permitted Discretion, with the consent of each Joint Lead Arranger, to be an Investment Grade Customer.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or any of its Affiliates and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or any of its Affiliates and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any

Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Sublimit” shall mean $35,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver/Inventory Acknowledgments” shall mean, individually and collectively, as the context may require (i) an acknowledgment letter executed by an Affiliate Plant in favor of Agent confirming that title has passed to Borrowers and that any product located in the storage tank located on such Affiliate Plant’s premises is being held for the benefit of Borrowers, (ii) an agreement which is executed in favor of Agent by a Person (including an Affiliate Plant) who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory and (iii) an acknowledgment letter executed by any lender providing financing to the Affiliate Plant in favor of Agent confirming that title has passed from such Affiliate Plant to Borrowers and Agent’s interest in any Inventory located in such tank is free and clear of any claims or interests of such lender of the Affiliate Plant, in each case in form and substance satisfactory to Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, (i) which the failure to comply with could reasonably be expected to result in a Material Adverse Effect or (ii) that is deemed to be a material contract under any securities laws applicable to such Person, including the Securities Act of 1933.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum FILO Amount” shall mean $15,000,000.

“Maximum FILO Borrowing Amount” shall mean, the lesser of (a) the Maximum FILO Amount and (b) the FILO Borrowing Base.

“Maximum Loan Amount” shall mean, at any particular date, an amount equal to $300,000,000 plus an amount equal to any Borrower Revolver Increase.

“Maximum Revolving Loan Amount” shall mean $285,000,000, as such amount may be increased from time to time as a result of any Borrower Revolver Increase

“Maximum Swing Loan Advance Amount” shall mean an amount not to exceed 10% of the Maximum Revolving Loan Amount outstanding at any time.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean, collectively, the Revolving Credit Note, the FILO Note and the Swing Loan Note.

“Obligations” shall mean and include (i) any and all loans (including without limitation, all Advances, Cash Management Liabilities and Hedge Liabilities), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or any affiliate of such Agent or Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in each case arising under this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action, (ii) all Cash Management Liabilities and (iii) all Hedge Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-load Inventory” shall mean the Inventory of a Borrower that has been shipped but not yet delivered to a Customer that results in the creation of an Off-load Receivable.

“Off-load Receivable” shall mean a Receivable of a Borrower that has been invoiced to a Customer for Inventory that has been shipped but not yet delivered to such Customer in accordance with the terms of the contract between such Borrower and Customer.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

“Original Owners” shall mean Holdings.

“Other Documents” shall mean, the Notes, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, the Fee Letter and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e).

“Overnight Eurodollar Rate” shall mean the rate which appears on the Bloomberg Page BBAM1 (or such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 a.m. London time, two (2) Business Days prior to the making of an Advance at such Overnight Eurodollar Rate, for a period to maturity of one (1) Business Day, as reported by Bloomberg L.P., and if such rate is then unavailable, the Overnight Eurodollar Rate shall mean a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Eurodollar Rate Loan” shall mean any Advance that bears interest based on the Overnight Eurodollar Rate.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by each Borrower and each Guarantor and delivered to Agent.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.

“Permitted Discretion” shall mean, with respect to Agent, the exercise in good faith of its reasonable business judgment from the perspective of an asset based lender under comparable circumstances.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Reserved; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit so long as such Lien is junior in priority to any Liens in favor of Agent, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets and which do not materially impair the use thereof in the operation of any Borrower’s business; and (j) Liens disclosed on Schedule 1.2.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean any pledge agreements executed subsequent to the Closing Date by any Person to secure the Obligations, in form and substance reasonably satisfactory to Agent.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Post-Term Cash Collateral” shall have the meaning set forth in Section 2.10(e) hereof.

“Post-Term Letter of Credit” shall have the meaning set forth in Section 2.10(d) hereof.

“Post-Term Letter of Credit Obligations” shall have the meaning set forth in Section 2.10(e) hereof.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless (x) such Lien does not attach to any Receivables or Inventory, (y) such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law), and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Agent). If the Published Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Lender” shall have the meaning set forth in Section 3.10 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Repurchase Facilities” shall mean financing facilities structured as a repurchase facility.

“Required Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the Total Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and FILO Advances and (y) (i) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans multiplied by (ii) the Total Commitment Percentages of all Lenders as most recently in effect excluding any Defaulting Lender; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit, the Swing Loans and the FILO Advances.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Percentage of such Lender.

“Revolving Commitment Amount” of any Lender shall mean the Revolving Commitment Amount set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by or to a Lender pursuant to Section 16.3(c) or (d) hereof, upon any Borrower Revolver Increase pursuant to Section 2.24 in which such Lender shall participate.

“Revolving Commitment Percentage” shall mean the Revolving Commitment Percentage (if any) set forth adjacent to such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by or to a Lender pursuant to Section 16.3(c) or (d) hereof or upon any Borrower Revolver Increase pursuant to Section 2.24 in which such Lender shall participate (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus one and one-quarter percent (1.25%) with respect to Domestic Rate Loans or (b) the sum of the Overnight Eurodollar Rate plus two and one-quarter percent (2.25%) with respect to Overnight Eurodollar Rate Loans.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law or subject to any Sanctions.

“Sanctions” shall mean any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Springing Event” shall mean (a) the Borrowers have Undrawn Availability at any time of less than an amount equal to 15% of the lesser of (i) Maximum Loan Amount and (ii) the Borrowing Base (an “Excess Availability Trigger”) or (b) an Event of Default has occurred; provided, however, that a Springing Event shall cease to exist (i) if such Springing Event occurred due to the occurrence of the Excess Availability Trigger, when Borrowers’ Undrawn Availability is equal to or greater than 15% of the lesser of (x) the Maximum Loan Amount and (y) the Formula Amount, for 45 consecutive days or (ii) if such Springing Event occurred due to the occurrence of an Event of Default, upon such Event of Default being waived in writing by the Agent and such Lenders required to waive such Event of Default.

“Subordinated Debt” shall mean Indebtedness to Holdings, subordinated pursuant to a Subordination Agreement.

“Subordinated Loan Documentation” shall mean the subordinated promissory notes issued by Borrowers in favor of Holdings from time to time evidencing the subordinated loans made by Holdings to Borrowers, in form and substance reasonably satisfactory to Agent.

“Subordination Agreement” shall mean the Subordination Agreements executed by and among Agent, Borrowers and Holdings from time to time in the form of Exhibit 1.4 attached hereto.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).

“Supermajority Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding no less than 66 2/3% of either (a) the aggregate of the Revolving Commitment Amounts and FILO Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and FILO Advances and (y) (i) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans multiplied by (ii) the Total Commitment Percentages of all Lenders as most recently in effect excluding any Defaulting Lender.

“Supermajority FILO Lenders” shall mean FILO Lenders (not including any Defaulting Lender) holding no less than 66 2/3% of either (a) the aggregate of the FILO Commitment Amounts of all FILO Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of the Lenders hereunder, the sum of the outstanding FILO Advances provided, however, if there are fewer than three (3) FILO Lenders, Supermajority FILO Lenders shall mean all FILO Lenders (excluding any Defaulting Lender).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.4(a) hereof.

“Swing Loans” shall mean, collectively, Advances made by Swing Loan Lender to Borrowers pursuant to Section 2.4 hereof.

“Swing Loan Request” shall have the meaning set forth in Section 2.4(b) hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Third Party Contracts” shall mean those certain ethanol marketing agreements and distillers grain marketing agreements by and among a Person (other than an Affiliate Plant) and Borrowers, or any of them, and each individually referred to as a “Third Party Contract”.

“Total Commitment Amount” shall mean the aggregate amount of Revolving Commitments and FILO Commitments.

“Total Commitment Percentage” shall mean the Total Commitment Percentage set forth adjacent to such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by or to a Lender pursuant to Section 16.3(c) or (d) hereof or upon any Borrower Revolver Increase pursuant to Section 2.24 in which such Lender shall participate (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Total Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount plus the FILO Borrowing Base or (ii) the Maximum Loan Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, less the outstanding balance of any Fuel Taxes that are due and owing, minus (b) the sum of (i) the outstanding amount of Revolving Advances, FILO Advances and Swing Loans, plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding ten (10) days or more past their due date unless extended on formal terms acceptable to Agent, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances, FILO Advances, Swing Loans or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

“Unhedged Inventory” shall mean Inventory of Borrowers for which Borrowers have not obtained back to back buy/sell hedging agreements.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“U.S. or United States” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5. Existing Indebtedness. This Agreement amends and restates the Existing Agreement and the existing indebtedness under the Existing Agreement (“Existing Indebtedness”) shall be deemed to constitute an Advance hereunder. The execution and delivery of this Agreement and the Other Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness. All of the obligations of Agent and Lenders to Borrowers with respect to Advances to be made concurrently herewith or after the date hereof are set forth in this Agreement. All liens and security interests previously granted to Agent, for the benefit of Lenders, pursuant to the Existing Loan Documents are acknowledged and reconfirmed and remain in full force and effect and are not intended to be released, replaced or impaired.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances and FILO Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(c) and (d), each Lender, severally and not jointly, will make Revolving Advances in Dollars to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Loan Amount, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less the outstanding balance of Swing Loans, less the outstanding balance of any Fuel Taxes that are due and owing or (y) an amount equal to the sum of:

(i) subject to the provisions of Sections 2.1(c) and (d) hereof, up to 85% (“Receivables Advance Rate”) of Eligible Receivables, Eligible Off-load Receivables, Eligible Insured Foreign Receivables, Eligible Un-Insured Foreign Receivables and Eligible Unbilled Receivables, plus

(ii) subject to the provisions of Sections 2.1(c) and (d) hereof, the lesser of (A) up to 75% of the value of Eligible In-Transit Inventory, Eligible On-Track Inventory, Eligible In-Tank Inventory, Eligible Stored Natural Gas Inventory, Eligible Crude Oil Inventory, Eligible Corn Oil Inventory and Eligible Comingled Ethanol Inventory (“Inventory Advance Rate”), or (B) up to 85% of the appraised net orderly liquidation value of Eligible In-Transit Inventory, Eligible On-Track Inventory, Eligible In-Tank Inventory, Eligible Stored Natural Gas Inventory, Eligible Crude Oil Inventory, Eligible Corn Oil Inventory and Eligible Comingled Ethanol Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Inventory NOLV Advance Rate”), plus

(iii) up to 15%, subject to the provisions of Sections 2.1(c) and (d) hereof (“Cash Advance Rate” and together with the Receivables Advance Rate, the Inventory Advance Rate and the Inventory NOLV Advance Rate, collectively, the “Advance Rates”), of the cash collections in Borrowers’ Depository Account #8026260253 maintained with Agent existing as of 1:00 p.m. (New York time) on the Business Day in which the Formula Amount is being calculated, minus

(iv) the Availability Reserve, minus

(v) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vi) the outstanding balance of any Fuel Taxes that are due and owing plus such other reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion (including the FILO Reserve).

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) minus (y) Section 2.1 (a)(y)(iv), (v) and (vi) at any time and from time to time shall be referred to as the “Formula Amount”. To the extent requested by any Lender, the Revolving Advances may be evidenced by one or more amended and restated secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Loan Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, less the outstanding balance of any Fuel Taxes that are due and owing or (ii) the Formula Amount.

(b) Amount of FILO Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(c)and (d), each FILO Lender, severally and not jointly, will make Advances (“FILO Advances”) in Dollars to Borrowers, in aggregate amounts outstanding at any time equal to such Lender’s FILO Commitment Percentage of the lesser of (x) the Maximum FILO Amount or (y) an amount equal to the sum of:

(i) up to 7.5% (the “FILO Receivables Advance Rate”) of Eligible Receivables, Eligible Off-load Receivables, Eligible Insured Foreign Receivables and Eligible Un-Insured Foreign Receivables, plus

(ii) up to 5.0% (the “FILO Inventory Advance Rate”) of Eligible In-Transit Inventory, Eligible In-Tank Inventory, Eligible Stored Natural Gas Inventory, Eligible Crude Oil Inventory, Eligible Corn Oil Inventory and Eligible Commingled Ethanol Inventory, minus

(iii) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of Sections 2.1(b)(y)(i) and (ii) minus (iii) at any time and from time to time shall be referred to as the “FILO Borrowing Base”. To the extent requested by any Lender, the FILO Advances may be evidenced by one or more amended and restated secured promissory notes (collectively, the “FILO Note”) substantially in the form attached hereto as Exhibit 2.1(b).

(c) Sublimits.

(i) The aggregate amount of Revolving Advances and FILO Advances made to Borrowers against Inventory specified in section 2.1(a)(y)(ii) and 2.1(b)(y)(ii) shall not exceed, at any time, an amount equal to $175,000,000 in the aggregate;

(ii) The aggregate amount of Revolving Advances and FILO Advances made to Borrowers against (x) Eligible Commingled Ethanol Inventory shall not exceed, at any time, an amount equal to $35,000,000 in the aggregate and (y) Eligible Crude Oil Inventory shall not exceed, at any time, an amount equal to $35,000,000 in the aggregate;

(iii) The aggregate amount of Revolving Advances made to Borrowers against cash collections referenced in Section 2.1(a)(y)(iii) shall not exceed, at any time, an amount equal to $11,250,000; and

(iv) The aggregate amount of Revolving Advances and FILO Advances made to Borrowers against (w) Eligible Un-Insured Foreign Receivables (other than Eligible Un-Insured Receivables from Investment Grade Customers) shall not exceed, at any time, an amount equal to $7,500,000 in the aggregate, (x) Eligible Insured Foreign Receivables and Eligible Un-Insured Foreign Receivables (other than Eligible Un-Insured Receivables from Investment Grade

Customers) shall not exceed, at any time, an amount equal to $22,500,000 in the aggregate, (y) Eligible Unbilled Receivables shall not exceed, at any time, an amount equal to $10,000,000 in the aggregate and (z) Eligible Un-Insured Foreign Receivables from Investment Grade Customers shall not exceed, at any time, an amount equal to $25,000,000 in the aggregate (which sublimit shall, for the avoidance of doubt, be in addition to the sublimit specified in Section 2.1(b)(iv)(x)).

(d) Discretionary Rights. The Receivables Advance Rate and FILO Receivables Advance Rate may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Receivables Advance Rate or FILO Receivables Advance Rate or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

(e) Availability Reserve. During a period when the Availability Reserve has been established, Holdings may, but shall not be obligated to make a capital contribution into Borrowers in the form of new cash equity contributions or Subordinated Debt in an aggregate principal amount equal to or greater than the amount (the “Availability Reserve Shortfall Amount”) that, when added to EBITDA (solely for the purpose of calculating the Fixed Charge Coverage Ratio with respect to the Availability Reserve) on a dollar-for-dollar basis for the relevant testing period, would have caused the Borrowers’ Fixed Charge Coverage Ratio for such testing period (each an “Availability Reserve Shortfall Equity Cure”) to be greater than or equal to 1.50 to 1.00; provided that (a) such Availability Reserve Shortfall Equity Cure shall be in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, (b) such Availability Reserve Shortfall Equity Cure must be effected no later than 10 days after the delivery of the Compliance Certificate (or the date on which such Compliance Certificate was required to have been delivered to Agent) detailing the respective calculation of the Fixed Charge Coverage Ratio prior to exercise of the Availability Reserve Shortfall Equity Cure and the pro-forma result following exercise of the Availability Reserve Shortfall Equity Cure, (c) no more than two (2) Availability Reserve Shortfall Equity Cures may be made during any four (4) consecutive quarters during the Term, and (d) each such Availability Reserve Shortfall Equity Cure shall be delivered by wire transfer of immediately available funds to one of Borrower’s Depositary Accounts, as specified by Agent, for application to the outstanding principal amount of the Revolving Advances. Upon receipt of such proceeds by the Agent, the Availability Reserve shall be deemed to be $0 and EBITDA shall be deemed to be increased for the quarter proceeding such contribution and any other quarter in which such quarter is included for calculation purposes. To the extent the Availability Reserve Shortfall Amount is repaid by Borrower pursuant to Section 7.7(iii), EBITDA shall be deemed to be deceased by an amount equal to such repayment for the then current quarter and for any other quarter in which EBITDA was deemed to be increased in the amount of such Availability Reserve Shortfall Amount.

2.2. Procedure for Revolving Advances Borrowing and FILO Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 10:00 a.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance or FILO Advance hereunder; provided that notwithstanding anything in this Agreement to the contrary, no Revolving Advances shall be made hereunder unless after giving effect thereto the then outstanding principal amount of FILO Advances is equal to the Maximum FILO Borrowing Amount. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a FILO Advance or Revolving Advance, as applicable, maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Overnight Eurodollar Rate Loans) to make or maintain its Overnight Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Overnight Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Overnight Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, pay all such affected Overnight Eurodollar Rate Loans.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances, FILO Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. The proceeds of each Swing Loan requested by Borrowing Agent on behalf of any Borrower shall be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds. The proceeds of each FILO Advance requested by Borrowing Agent on behalf of any Borrower shall be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds.

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, the Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Loan Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, less the outstanding balance of any Fuel Taxes that are due and owing or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b) Upon either (x) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (y) the occurrence of any deemed request by Borrowers for a FILO Advance or Revolving Advance, as applicable, pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.20(c) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Maximum Advances.

(a) The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (i) the Maximum Revolving Loan Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit less the outstanding balance of any Fuel Taxes that are due and owing or (ii) the Formula Amount.

(b) The aggregate balance of FILO Advances outstanding at any time shall not exceed the Maximum FILO Borrowing Amount.

2.6. Repayment of Advances.

(a) The Revolving Advances, FILO Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account; provided, however, that Agent shall use commercially reasonable efforts to credit Borrowers’ Account on the same day such remittances are received to the extent such remittances are received on the last day of each fiscal quarter. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office by wire transfer not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances.

(a) If at any time the aggregate balance of outstanding Revolving Advances and/or Swing Loans exceeds the maximum amount of such type of Advances (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

(b) If at any time the FILO Advances exceed the FILO Borrowing Base at such time, the FILO Reserve shall be established under the Formula Amount in an aggregate amount equal to such excess.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances and Swing Loans plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Loan Amount less the outstanding balance of any Fuel Taxes that are due and owing or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(v)). The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time the Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

(d) Notwithstanding anything to the contrary set forth in Section 2.10(b) or any other provision of this Agreement, Borrowers may request and Agent (or any other Issuer) may issue Letters of Credit (and/or renewals or extensions of existing Letters of Credit) under this Agreement with an expiry date that extends beyond the last day of the Term as then in effect when such Letter of Credit (or the extension or renewal thereof) is requested (any such Letter of Credit so issued, renewed or extended, a “Post-Term Letter of Credit”), subject to all other existing terms and conditions of and provisions in this Agreement regarding Letters of Credit, including any terms, conditions and provisions regarding the requesting and issuance thereof, but provided that, under no circumstances may any such Post-Term Letter of Credit as so issued, renewed or extended have an expiry date later than the twelve-month anniversary of the last day of the Term as in effect when such Post-Term Letter of Credit is so issued, renewed or extended.

(e) All of the obligations, liabilities and indebtedness of any kind or nature of Borrowers with respect to any and all such Post-Term Letter of Credits (including all reimbursement obligations and obligations to pay Letter of Credit Fees and obligations to pay interest in respect of any disbursement made by Agent in connection with a drawing under a Post-Term Letter of Credit that is not immediately reimbursed by Borrowers (including any such fees, charges and interest accruing thereon after the last day of the Term, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrowers, whether or not a claim for post-filing or post-petition fees, charges and interest is allowed in such proceeding)) (any such obligations, liabilities and indebtedness, the “Post-Term Letter of Credit Obligations”) shall remain Obligations of Borrowers secured by the Collateral pursuant to the Liens created under this Agreement and the Other Documents both prior to and after the expiration of the Term, and Agent and Lenders shall have no obligations to release any Liens on the Collateral notwithstanding the overall termination of this Agreement and of the commitments of the Lenders with respect to Revolving

Advances, until such time as the last such Post-Term Letter of Credit shall have expired or terminated or shall been fully drawn and all Post-Term Letter of Credit Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made, or is reasonably expected to be made) have been paid in full in cash, provided that, notwithstanding the foregoing, on the last day of the Term, Borrowers shall provide cash collateral (any such cash collateral, the “Post-Term Cash Collateral”) to Agent to be held as security for such Post-Term Letter of Credit Obligations (and Borrowers hereby grant to Agent a Lien and security interest in any such Post-Term Cash Collateral so provided) in an amount equal to one hundred and ten percent (110%) of the then-outstanding undrawn face amount of all such Post-Term Letters of Credit plus the amount of all Letter of Credit Fees that would accrue with respect to such Post-Term Letters of Credit from and after the last day of the Term through the expiry date as then in effect for each such Post Term Letter of Credit, and in such event, if all other Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made, or is reasonably expected to be made) have been paid in full in cash, Agent and Lenders will agree to release the Liens and security interests on all other Collateral (subject to customary payoff releases and indemnities) in accordance with this Agreement. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrowers agree that upon the coming due of any such Post-Term Letter of Credit obligations, Agent shall use such Post-Term Cash Collateral to pay and satisfy such Post-Term Letter of Credit Obligations.

(f) Notwithstanding anything to the contrary contained in this Agreement and/or the overall termination of this Agreement on the last day of the Term (subject to the survival of the provisions thereof that survive the termination of this Agreement by the terms thereof), all of the applicable provisions of Article II, Sections 2.9, 2.10, 2.11 and Section 3.2 of this Agreement, any Letter of Credit application for any Post-Term Letter of Credit and any other documents executed by and/or between Borrowers, Agent and/or Issuer with respect to any Post-Term Letter of Credit (other than any provisions giving Borrowers the right or ability to request that additional Letters of Credit be issued or that existing Letters of Credit be renewed or extended) shall survive the termination of this Agreement on the last day of the Term for the benefit of Agent and Lenders (but not for the benefit of Borrowers), and Borrowers shall remain bound thereby, including without limitation of the obligations under Section 3.2 of this Agreement for Borrowers to pay Letter of Credit Fees to Agent and Issuer with respect to any Post-Term Letter of Credit for so long as each Post-Term Letter of Credit shall remain outstanding and the obligations under Section 2.9 for Borrowers to pay interest on any disbursements or payments made by Agent and/or Issuer relating to any Post-Term Letter of Credit until reimbursed.

(g) Nothing contained in this Agreement shall be construed under any circumstances as an agreement by Agent and/or Lenders to extend the Term or require or obligate in any way Agent, Lenders and/or Issuer to make any Revolving Advances or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the last day of the Term.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of the Maximum Revolving Loan Amount, less the Maximum Undrawn Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Revolving Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (w) with respect to any Post-Term Letters of Credit, all such Post-Term Letters of Credit have been cash collateralized as required by this Agreement, including, without limitation, pursuant to Section 2.10(e), (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding a Revolving Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances (other than the obligation to make Revolving Advances or Participation Advances by any Lender as a result of the gross negligence or willful misconduct of Agent), including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on any Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent, any of Agent’s Affiliates and Issuer that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent, any of Agent’s Affiliates or Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent or Issuer as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent. any of Agent’s Affiliates or Issuer of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions. As between Borrowers and Agent, Swing Loan Lender and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance or FILO Advances, as applicable, and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders. Each borrowing of FILO Advances shall be advanced according to the applicable FILO Commitment Percentages of FILO Lenders.

(b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, and FILO Advances shall be applied first to the outstanding Swing Loans, second to the outstanding Revolving Advances pro rata according to the applicable Revolving Commitment Percentages of Lenders and third to the outstanding FILO Advances pro rata according to the applicable FILO Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c) (i) Unless Agent has elected to make a Swing Loan in accordance with this Agreement, promptly after receipt by Agent of a request for a Revolving Advance or FILO Advance, as applicable, pursuant to Section 2.2(a), Agent shall notify Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance or FILO Advance, as applicable, as determined by Agent. Each Lender shall remit the principal amount of each Revolving Advance or FILO Advance, as applicable, to Agent such that Agent is able to, and Agent shall, to the extent Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance or FILO Advances, as applicable, to Borrower in U.S. Dollars and immediately available funds at the Payment Office prior to 1:00 p.m. central time, on the applicable borrowing date; provided that if any Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance or FILO Advances of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.20(c)(ii).

(ii) Unless Agent shall have received notice from a Lender prior to the proposed date of any Revolving Advance or FILO Advance that such Lender will not make available to Agent such Lender’s Revolving Commitment Percentage of such Revolving Advance or such Lender’s FILO Commitment Percentage of such FILO Advance, as applicable, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.20(c)(i) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Advance or FILO Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Revolving Advances consisting of Domestic Rate Loans or FILO Advances consisting of Domestic Rate Loans, as applicable. If such Lender pays its share of the applicable Revolving Advance or FILO Advance, as applicable, to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance or FILO Advance, as applicable. Any payment by Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Agent.

(iii) So long as Swing Loan Lender elects to make Swing Loans, Swing Loan Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4(b), fund such Swing Loan to Borrower in U.S. Dollars and immediately available funds at the Payment Office prior to 12:00 p.m. New York time, on the borrowing date.

(iv) PNC shall request settlement with Lenders at least once a week or on any date that PNC elects, by notifying Lenders of such requested settlement by facsimile, telephone or electronic transmission no later than 12:00 p.m., New York time on the date of such requested settlement and each Lender shall make a Revolving Advance or FILO Advance, as applicable, in an amount equal to such Lender’s Revolving Commitment Percentage or FILO Commitment Percentage, as applicable, of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Advances or FILO Advances, as applicable, in an amount in excess of its Revolving Commitment Amount or FILO Commitment Percentage, as applicable. Revolving Advances or FILO Advances made pursuant to the preceding sentence shall bear interest at the interest rate applicable to Revolving Advances consisting of Domestic Rate Loans or FILO Advances consisting of Domestic Rate Loans, as applicable, and shall be deemed to have been properly requested in accordance with Section 2.2(a) without regard to any of the requirements of that provision. PNC shall provide notice to Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Advances or FILO Advances are to be made under this Section 2.20(c)(iv) and of the apportionment among Lenders, and Lenders shall be unconditionally obligated to fund such Revolving Advances or FILO Advances, as applicable (whether or not the conditions specified in Section 8.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 12:00 p.m. New York time, on the Business Day after the date Lenders receive such notice from PNC. If any such amount is not transferred to PNC by any Lender on such settlement date, PNC shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.23.

(d) (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 12:00 p.m., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows (or more frequently if requested by Agent in its sole discretion): (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then upon the written notice of Agent received prior to 12:00 p.m. New York time, each Lender shall provide Agent with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(f) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage or FILO Commitment Percentage, as applicable, of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.

(a) Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances, subject to the right to reborrow hereunder, in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent pursuant to an express trust hereby, separate and segregated from all other funds, assets and property of Borrowers. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Repayments under this paragraph (a) shall be applied first, to the outstanding principal balance of the Revolving Advances and Swing Loans (in the order determined by Agent) second, to be held by Agent as cash collateral to the extent of any outstanding Letter of Credit Obligations and third, to the outstanding principal balance of the FILO Advances, provided that, after the occurrence and during the continuance of an Event of Default, such repayments shall be applied to the Advances and the other Obligations in such order as Agent may determine in its sole discretion.

(b) Upon either (i) the issuance and/or incurrence of any Indebtedness for borrowed money (other than Indebtedness permitted in accordance with the provisions of Section 7.8) by any Borrower or (ii) the issuance of any additional Equity Interests (other than Equity Interests issued to employees, officers or directors of any Borrower) or receipt of any additional capital contributions by any Borrower, Borrowers shall repay the Advances, subject to the right to reborrow hereunder, in an amount equal to the net cash proceeds of such issuance, incurrence and/or capital contribution (i.e., gross proceeds less the reasonable costs of such issuance, incurrence and/or capital contribution), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent pursuant to an express trust hereby, separate and segregated from all other funds, assets and property of Borrowers. The foregoing shall not be deemed to be implied consent to any such issuance and/or incurrence of Indebtedness or issuance of additional Equity Interests otherwise prohibited by the terms and conditions hereof (to the extent, if any, of any such prohibition contained herein). Repayments under this subparagraph (b) shall be applied first, to the outstanding principal balance of the Revolving Advances and Swing Loans (in the order determined by Agent), second, to be held by Agent as cash collateral to the extent of any outstanding Letter of Credit Obligations and third, to the outstanding principal balance of the FILO Advances, provided that, after the occurrence and during the continuance of an Event of Default, such repayments shall be applied to the Advances and the other Obligations in such order as Agent may determine in its sole discretion.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction and (ii) provide for its working capital needs and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law or to fund any activities of or business with any Person, or in any Sanctioned Country that, at the time of such funding of the Advance or issuance of the Letter of Credit, is the subject of any Sanctions.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b) (i) Except as otherwise expressly provided for in this Section 2.23, (A) Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender and (B) FILO Advances shall be made pro rata from Lenders holding FILO Commitments which are not Defaulting Lenders based on their respective FILO Commitment Percentages, and no FILO Commitment Percentage of any Lender or any pro rata share of any FILO Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of (X) Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages and (Y) FILO Advances shall be applied to reduce such type of FILO Advances of each Lender (other than any Defaulting Lender) holding a FILO Commitment in accordance with their FILO Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Letter of Credit Obligations (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) the Defaulting Lender’s Participation Commitment of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Revolving Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized.

(iv) So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the

Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Total Commitment Percentage, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that the Agent, the Borrowers, and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of the Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.24. Increase of the Maximum Revolving Loan Amount by Borrowers.

(a) Borrowers may, by written notice to Agent, request that Agent increase the Maximum Revolving Loan Amount (each a “Borrower Revolver Increase”) by (i) adding one or more new lenders to the revolving credit facility under this Agreement (each a “Section 2.24 New Lender”) who wish to participate in such Borrower Revolver Increase and/or (ii) increasing the Revolving Commitment Amount of one or more Revolving Lenders party to this Agreement who wish to participate in such Borrower Revolver Increase; provided, however, that (w) Borrowers may only add a Section 2.24 New Lender if, and only to the extent, there is insufficient participation on behalf of the existing Revolving Lenders, (x) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the effective date of such Borrower Revolver Increase (each a “Borrower Increase Date”) or shall occur as a result thereof, (y) any Section 2.24 New Lender that becomes party to this Agreement pursuant to this Section 2.24 shall satisfy the requirements of Section 16.3 hereof and shall be acceptable to Agent and consented to by Borrowers and (z) the other conditions set forth in this Section 2.24 are satisfied. Agent shall use commercially reasonable efforts to arrange for the syndication of any Borrower Revolver Increase. Agent shall promptly inform the Revolving Lenders of any such request made by Borrowers. The aggregate amount of Borrower Revolver Increases hereunder shall not exceed $70,000,000 and no single Borrower Revolver Increase shall be for an amount less than $20,000,000.

(b) On a Borrower Increase Date, (i) each Section 2.24 New Lender that has chosen to participate in such Borrower Revolver Increase shall, subject to the conditions set forth in Section 2.24(a), become a Revolving Lender party to this Agreement as of such Borrower Increase Date and shall have a Revolving Commitment Amount in an amount equal to its share of such Borrower Revolver Increase (and its Revolving Commitment Percentage shall be equal to the percentage equivalent of a fraction the numerator of which shall be the Revolving Commitment Amount of such Section 2.24 New Lender and the denominator of which shall be the Maximum Revolving Loan Amount after giving effect to such Borrower Revolver Increase) and (ii) each Revolving Lender that has chosen to increase its Revolving Commitment Amount pursuant to this Section 2.24 will have its Revolving Commitment Amount increased by the amount of its share of the Borrower Revolver Increase as of such Borrower Increase Date (and its Revolving Commitment Percentage shall be adjusted as appropriate); provided, however, that (x) Agent and each Lender participating in such Borrower Revolver Increase shall have received from Borrowers payment of any fees and/or expenses then due with respect to such Borrower Revolver Increase and Agent shall have received from Borrowers payment of all out-of-pocket costs and expenses incurred by Agent in connection with such Borrower Revolver Increase, and (y) Agent shall have received on or before such Borrower Increase Date the following, each dated such date: (i) an assumption agreement from each Section 2.24 New Lender participating in such Borrower Revolver Increase, if any, in form and substance satisfactory to Agent, duly executed by such Section 2.24 New Lender, Agent and Borrowers; (ii) confirmation from each Revolving Lender participating in such Borrower Revolver Increase of the increase in the amount of its Revolving Commitment Amount and of any change in its Revolving Commitment Percentage, in form and substance satisfactory to the Agent; (iii) a certificate of Borrowing Agent certifying that no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such Borrower Revolver Increase; (iv) a certificate of Borrowing Agent certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (or, to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty is true and complete in all respects as of such earlier date); (v) supplements or modifications to this Agreement and the Other Documents and such additional Other Documents, including any new Revolving Credit Notes to Section 2.24 New Lenders and replacement Revolving Credit Notes to Revolving Lenders that agree to participate in such Borrower Revolver Increase, that Agent reasonably deems necessary in order to document such Borrower Revolver Increase and otherwise assure and give effect to the rights of Agent and Revolving Lenders in this Agreement and the Other Documents; (vi) such other documents, instruments and information as Agent or its counsel shall reasonably deem necessary in connection with such Borrower Revolver Increase; (vii) additional fees calculated on the amount of the Borrower Revolver Increase and payable to Agent for the benefit of Lenders (including the Section 2.24 New Lenders) participating therein, and to Agent, the amount of which shall be determined at the time of the Borrower Revolver Increase based upon the market at such time for similar transactions, which shall be mutually agreeable to Borrower and Agent and (viii) if there are in effect any mortgages on any Real Property or any mortgages on Real Property are being obtained, such Borrower Revolver Increase shall be subject to and conditioned upon (1) the prior delivery of all flood hazard determination certificates, acknowledgements and evidence of flood insurance and other flood insurance-related documentation with respect to such mortgaged Real Property as required by the Flood Laws and as otherwise reasonably determined by Agent and (2) Agent shall have received written confirmation from each Lender that flood insurance due diligence and flood insurance compliance have been completed by each such Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed). On such Borrower Increase Date, upon fulfillment of the conditions set forth in this Section 2.24, Agent shall (i) effect a settlement of all outstanding Advances among the Revolving Lenders that will reflect the adjustments to the Revolving Commitment Percentages of the Revolving Lenders as a result of such Borrower Revolver Increase and (ii) notify Revolving Lenders (including any Section 2.24 New Lenders) participating in such Borrower Revolver Increase and the Borrowers, on or before 12:00 noon, by telecopier or e-mail, of the occurrence of such Borrower Revolver Increase to be effected on such Borrower Increase Date.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and Overnight Eurodollar Rate Loans. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to FILO Advances, the applicable FILO Interest Rate and (iii) with respect to Swing Loans, the rate set forth in subclause (a) of the definition of Revolving Interest Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate or Overnight Eurodollar Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate or Overnight Eurodollar Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one quarter percent (2.25%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of the same to and including the date of expiration and termination of the same, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(b) At any time following the occurrence of an Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and ten percent (110%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3. Facility Fee and Fee Letter.

(a) If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and FILO Advances (and for purposes of this calculation, all Swing Loans advanced by PNC shall be treated as Revolving Advances) and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Loan Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three eighths of one percent (.375%) on the amount by which the Maximum Loan Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each April, July, October and January with respect to the previous three month period.

(b) Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.4. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days (or, in the case of Domestic Rate Loans, a year of 365/366 days) and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.5. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6. Increased Costs. In the event that any Applicable Law, or any Change in Law or in the interpretation or application thereof, or compliance by Swing Loan Lender, or any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent, Swing Loan Lender, or any Lender) and the office or branch where Agent, Swing Loan Lender, or any Lender (as so defined) makes or maintains any Overnight Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent, Swing Loan Lender, or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent, Swing Loan Lender, or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender or such Lender, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender for such additional cost or such reduction, as the case may be. Agent, Swing Loan Lender or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.7. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Overnight Eurodollar Rate applicable pursuant to Section 2.2 hereof; or

(b) the making, maintenance or funding of any Overnight Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(c) the Overnight Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Overnight Eurodollar Rate Loan,

then Agent shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Overnight Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled, (ii) any Domestic Rate Loan which was to have been converted to an Overnight Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an Overnight Eurodollar Rate Loan, and (iii) any outstanding affected Overnight Eurodollar Rate Loans shall be converted into a Domestic Rate Loan. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected Overnight Eurodollar Rate Loan or maintain outstanding affected Overnight Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan, into an affected Overnight Eurodollar Rate Loan.

3.8. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law, or guideline regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent, Swing Loan Lender or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender) and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any Overnight

Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent, Swing Loan Lender or each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or any Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or any Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.8 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, Change in Law or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.9. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.9(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

3.10. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.6 or 3.8 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(b) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(b) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender and Swing Loan Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately, and in any event, within ten (10) days, discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver/Inventory Acknowledgments, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21.

4.4. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The assets of Borrowers at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrowers so that such insurance shall remain in full force and effect.

4.10. Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business and Agent shall conduct not less than one (1) such field examinations in each calendar year; provided that, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to pay the costs, fees and expenses in connection with more than three (3) such field examinations in any consecutive twelve-month period; provided, further Borrowers shall not be obligated to pay the costs, fees and expenses in connection with more than two (2) such field examinations in any consecutive twelve month period to the extent no Springing Event has occurred during such twelve month period. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11. Insurance.

(a) The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood (including for any Real Property located in a Special Flood Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA, in its Mandatory Purchase of Flood Insurance Guidelines), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and lender loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable

Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand.

(b) Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) With respect to any Real Property that is subject to a mortgage granted to the Lenders (“Mortgaged Property”), such Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Laws, the applicable Borrower (A) will maintain, with financially sound and reputable insurance companies, such flood insurance in such reasonable total amount as Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and (B) promptly upon request of Agent or any Lender, will deliver to Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.

4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each

Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and (other than with respect to Off-load Receivables) delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers. Each Borrower’s chief executive office is located at 9420 Underwood Ave., Suite 100, Omaha, Nebraska. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Until any Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its sole discretion deems it to be in Lenders’ best interest to do so), each Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time following the occurrence of a Default or an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice, bill of lading or customs documentation relating to any of the Receivables or Inventory, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence of a Default or Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h). Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of Revolving Advances.

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. All material Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Each Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Promptly upon the written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Real Estate. In the event Borrowers, or any of them, acquire any Real Property, Borrowers shall execute and deliver any and all agreements, documents and instruments requested by Agent to enable Agent to have a first priority Lien on such Real Property, including, without limitation, (i) a mortgage in favor of Agent to secure the Obligations; (ii) ALTA survey acceptable to remove any survey exceptions from the title policy issued to Agent insuring the mortgage; (iii) ALTA title insurance (with endorsements reasonably acceptable to Agent, which shall include a zoning endorsement) issued to Agent insuring the mortgage in favor of Agent referenced above as a first Lien on such Real Property; (iv) a Phase I environmental report, in form and substance reasonably acceptable to Agent; (v) a Flood certificate, in form and substance reasonably acceptable to Agent and, if such real estate is located in a Special Flood Area, Federal Flood Insurance as required by Section 4.11; and (vi) a real estate appraisal complying with FIRREA and otherwise, in form and substance reasonably acceptable to Agent. Notwithstanding the foregoing, Agent shall not enter into any mortgage in respect of any Real Property acquired by any Borrower or Guarantor after the Closing Date until (1) the date that occurs 45 days after Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Borrower or Guarantor of that fact and (if applicable) notification to the applicable Borrower or Guarantor that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Borrower or Guarantor of such notice; and (iii) if such notice is required to be provided to the applicable Borrower or Guarantor and flood insurance is available in the community in which such Real Property is located, evidence of required flood insurance and (2) Agent shall have received written confirmation from the Lenders that the flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

4.22. Appraisals. Agent may, in its Permitted Discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ Inventory. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. All of the fees and out-of-pocket costs and expense of any such firm (collectively, “appraisal amounts”) shall be paid for when due, in full and without off-set, by Borrowers and

Agent, in its Permitted Discretion, may conduct not less than one (1) such appraisal in each calendar year; provided that, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to pay the costs, fees and expenses in connection with more than one (1) such appraisals in any consecutive twelve-month period; provided, further Borrowers shall be obligated to pay the costs, fees and expenses in connection with two (2) such appraisals in any consecutive twelve month period to the extent that a Springing Event has occurred due to an Excess Availability Trigger during such twelve month period. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible In-Tank Inventory, Eligible In-Transit Inventory, Eligible On-Track Inventory, Eligible Stored Natural Gas Inventory, Eligible Commingled Ethanol Inventory and Eligible Crude Oil Inventory are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s written demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory so as to eliminate the excess Advances.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement, the Subordination Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement, the Subordination Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s limited liability company powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of such Borrower’s operating agreement, certificate of formation or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, including the Subordinated Loan Documentation (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Borrower is duly formed and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its certificate of formation and operating agreement and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal and material state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of each Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2009. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent for the most recent accounting period prior to or on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP principles, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President, Chief Financial Officer, Treasurer or Controller of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except for the omission of footnotes and as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections and projected balance sheets of Borrowers on a Consolidated Basis as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer, Treasurer or Controller of GPTG, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated and consolidating balance sheets of Holdings, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period. The consolidated and consolidating balance sheets of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since December 31, 2016 there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names. No Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. Environmental Compliance; Flood Insurance.

(a) Each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Borrower has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Borrower, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Borrower, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Borrower has never been used by any Borrower to dispose of Hazardous Substances, except as authorized by Environmental Laws; and (iv) no Hazardous Substances are managed by any Borrower on any Real Property including any premises owned, leased or occupied by any Borrower, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

(d) All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under Sections 4.11, 4.21 and the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) After giving effect to the Transactions, each Borrower will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Service; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Borrower, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Borrower is in default in the payment or performance of any of its contractual obligations, the obligations under which are in excess of $500,000, and no Default has occurred.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated or evidenced by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Reserved.

5.19. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the marketing of ethanol and distillers grains and activities necessary to conduct the foregoing. On the Closing Date and at all times thereafter, each Borrower owns all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.24. Federal Securities Laws. Neither any Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.25. Equity Interests. The authorized and outstanding Equity Interests of each Borrower and Guarantor (other than Holdings) is as shown on Schedule 5.25 hereto. All of the Equity Interests of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations shown on Schedule 5.25, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as shown on Schedule 5.25, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.26. Material Contracts. Schedule 5.26 sets forth all Material Contracts of the Borrowers as of the Closing Date. All Material Contracts are in full force and effect and no material defaults currently exist thereunder. No Borrower has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

VI.	AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2017, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, measured on a rolling four quarter basis.

6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders. Notwithstanding anything to the contrary set forth above, Borrowers shall not prepay any of its obligations and liabilities to any Affiliate.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to the omission of footnotes and for the effect of normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Agent in writing if Holdings, any Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.10. Change in Management. Promptly notify Agent in writing if an executive officer of Borrower holding position of President, Chief Executive Officer, Chief Financial Officer or Treasurer is no longer employed by, and holding that position at, GPTG or its parent.

6.11. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations

(provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.11, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.11 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.11 constitute, and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

VII.	NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except the endorsement of checks in the Ordinary Course of Business.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, except with respect to (i) extensions of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business and (ii) temporary extensions of credit in the form of advance payment for products to the Plant Affiliates in an aggregate amount not to exceed $1,000,000 at any one time.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $1,500,000.

7.7. Distributions. Pay or make any distribution on any Equity Interest of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any such Equity Interest of any Borrower except that:

(i) so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, and (b) no Event of Default or Default shall have occurred and would not occur after giving pro forma effect to such payment(s), and (c) the purpose for such purchase, redemption or distribution shall be as set forth in writing to Agent at least ten (10) days prior to such purchase, redemption or distribution and such purchase, redemption or distribution shall in fact be used for such purpose, any Borrower shall be permitted to make distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members;

(ii) at any time following July 28, 2017 so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Default shall have occurred and would not occur after giving pro forma effect to such payment(s), (c) Borrowers have Average Undrawn Availability of at least $10,000,000 after giving pro forma effect to such payments, and (d) Borrowers are in compliance with the Fixed Charge Coverage Ratio set forth in Section 6.5 calculated as of the date of such distribution after giving pro forma effect to such payments, any Borrower shall be permitted to make distributions in any fiscal year to Holdings in an aggregate amount not to exceed fifty percent (50%) of Borrowers’ net income calculated as of the end of the previous fiscal year; and

(iii) so long as no Default or Event of Default has occurred or is continuing, Borrowers shall be permitted to repay the Availability Reserve Shortfall Amount contributed as equity to Holdings so long as, after giving effect to such repayment, Borrower’s (x) Fixed Charge Coverage Ratio calculated for the most recently ended fiscal quarter on a trailing four quarter basis and calculated as if such payment was made in such quarter is greater than 1.50 to 1.00 and (y) Average Undrawn Availability is greater than 15% of the Formula Amount.

Payments to members for taxes shall be made so as to be available when the tax is due, including in respect of estimated tax payments. In the event (x) the actual distribution to members made pursuant to subclause (i) of this Section 7.7 exceeds the actual income tax liability of any member due to such Borrower’s status as a limited liability company, or (y) if such Borrower was a subchapter C corporation, such Borrower would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Borrower is a limited liability company, then the members shall repay such Borrower the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Borrower (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Borrower shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Borrower held or controlled by, directly or indirectly, such member until such payment has been made.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders, (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof, (iii) unsecured Subordinated Debt, so long as (a) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness, (b) receipt by Agent of written notice five (5) days prior to the incurrence of such Indebtedness, (c) such Indebtedness is made on terms and conditions reasonably acceptable to Agent and (d) Agent has received an executed Subordination Agreement, (iv) Indebtedness in an amount not to exceed $50,000,000 at any time secured by Eligible Un-Insured Foreign Receivables and Eligible Insured Foreign Receivable so long as such Indebtedness (a) is subject to documentation reasonably acceptable to Agent, (b) does not include Receivables to the extent Advances were made with respect to such Receivables as a component of a Borrowing Base hereunder and such Advances still remain outstanding and (c) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness and (v) Indebtedness in respect of Repurchase Facilities for portions of Natural Gas Inventory, Commingled Ethanol Inventory and Crude Oil Inventory in an amount not to exceed $50,000,000 at any time, so long as such Repurchase Facilities (a) are subject to documentation reasonably acceptable to Agent, (b) do not include Inventory to the extent Advances were made with respect to such Inventory as a component of a Borrowing Base hereunder and such Advances still remain outstanding and (c) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions (i) set forth on Schedule 7.10, (ii) so long as no Default or Event of Default has occurred, relating to payments to Holdings for reimbursement of (x) payroll and other payroll-related obligations and (y) other allocated expenses incurred by Holdings for the benefit of any Borrower in an amount not to exceed $250,000 in the aggregate per calendar month, and (iii) disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate. Notwithstanding anything to the contrary set forth herein, no transaction with an Affiliate otherwise permitted under this Section 7.10 shall require Borrowers to make payments to such Affiliates in connection with such transaction on payment terms of less than a monthly average of 3 days.

7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $2,000,000 in any one fiscal year in the aggregate for all Borrowers.

7.12. Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder and under any other agreement between any Borrower and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 without the prior written consent of Agent, which consent shall not be unreasonably withheld or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15. Amendment of Certificate of Formation, Operating Agreement. Amend, modify or waive any term or material provision of its Certificate of Formation or Limited Liability Company Agreement unless required by law.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18. Reserved.

7.19. Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20. Reserved.

7.21. Affiliate Contracts and Authorized Non-Affiliate Contracts. (i) Amend, modify or waive any material term or provision of any Affiliate Contract, Authorized Non-Affiliate Contract or any Third Party Contract as in effect on the Closing Date without the prior written consent of Required Lenders, (ii) enter into any new Affiliate Contract, Authorized Non-Affiliate Contract or Third Party Contract following the Closing Date, unless such contract is (a) substantially similar to the form of contracts entered into by Borrowers with the Affiliate Plants or Non-Affiliate Plants, as applicable, prior to the Closing Date and (b) promptly delivered to Agent or (iii) offer more favorable marketing fee arrangements under any Affiliate Contract or Authorized Non-Affiliate Contract than those marketing fee arrangements offered under any Third Party Contract.

7.22. Subordinated Debt. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Debt (including any Excess Availability Shortfall Amount contributed as Subordinated Debt), except as expressly permitted in the applicable Subordination Agreement.

7.23. Other Agreements. Enter into any material amendment, waiver or modification of the Subordinated Loan Documentation or any related agreements.

7.24. Unhedged Inventory. Maintain Unhedged Inventory in excess of $5,000,000 at any one time.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Company Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Managing Member of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and any related agreements (collectively the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary, or an Assistant Secretary, of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Corporate Proceedings of each Guarantor. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Guarantor authorizing the execution, delivery and performance of each Guaranty and each Other Document to which it is a party certified by the Secretary or an Assistant Secretary of such Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f) Incumbency Certificates of each Guarantor. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of such Guarantor executing the Guaranty and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(g) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation/Formation of each Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation/formation, as applicable, together with copies of the By-Laws/Limited Liability Agreement of each Borrower and each Guarantor and all agreements of each Borrower’s and each Guarantor’s shareholders/members, as applicable, certified as accurate and complete by the Secretary of each Borrower and each Guarantor;

(h) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower and each Guarantor dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation/formation, as applicable, and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification;

(i) Legal Opinion. Agent shall have received the executed legal opinion of Husch Blackwell LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, the Guaranty, the Guarantor Security Agreement, the Pledge Agreement and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(j) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Holdings, GPCM or any Borrower or against the officers or directors of Holdings, GPCM or any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Holdings, GPCM or any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(k) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k).

(l) Collateral Examination. Agent shall have completed Collateral examinations, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, and Equipment of each Borrower and all books and records in connection therewith;

(m) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(n) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(o) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ casualty insurance policies, together with lender loss payable endorsements on Agent’s standard form of lender loss payee endorsement naming Agent as lender loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(p) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(r) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(s) No Adverse Material Change. (i) since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(t) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrowers at which Inventory and/or books and records are located;

(u) Guarantees and Other Documents. Agent shall have received (i) each executed Guaranty, Guarantor Security Agreement and Pledge Agreement and (ii) the executed Other Documents, all in form and substance satisfactory to Agent;

(v) Contract Review. Agent shall have reviewed all material contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(w) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(x) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Insured Foreign Receivables, Eligible Un-Insured Foreign Receivables, Eligible Off-load Receivables, Eligible In-Tank Inventory, Eligible In-Transit Inventory, Eligible On-Track Inventory and Eligible Stored Natural Gas Inventory less any and all reserves established by Agent is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(y) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least the greater of (a) 15% of the Borrowing Base and (b) $25,000,000 in the aggregate;

(z) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(aa) Lien Waiver/Inventory Acknowledgment. Agent shall have received executed Lien Waiver/Inventory Acknowledgment from Blendstar; and

(bb) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may, subject to Section 16.2(e) and (f), and unless Required Lenders have instructed Agent otherwise in writing, continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance, other than a FILO Advance, requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately, and in any event within five days, upon learning thereof, report to Agent all matters affecting the value, enforceability or collectibility of any material portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent on or before:

(a) the fifteenth (15th) day of each month as and for the prior month,

(i) a detailed schedule of the accounts receivable ageings of Borrowers, presented on both an invoice and due date basis, inclusive of reconciliations to the general ledger;

(ii) a detailed schedule of the accounts payable of Borrowers and inventory reports of Borrower; and

(iii) a detailed report of Inventory subject to a Repurchase Facility or Facilities in form and substance satisfactory to Agent;

(b) the Tuesday of each calendar week as of Friday of the prior calendar week, and at all times that a Springing Event exists, on each day an Advance is requested;

(i) a summary of the accounts receivable ageings of Borrowers on both an invoice and due date basis;

(ii) a summary of the accounts payable schedules of Borrowers;

(iii) a schedule of the ineligible Receivables of Borrowers; and

(iv) a Borrowing Base Certificate (with supporting schedules) in form and substance satisfactory to Agent (which shall be calculated as of (1) Friday of the prior calendar week and (2) on any day by which Borrowers request a revolving advance subject to Agent’s discretion to forgo such requirement in its sole discretion, both of which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).

In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (other than the omission of footnotes and the effects of normal year-end adjustments for any financial statements delivered to Agent (other than the annual financial statements)), the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect and (f) any event of default under the Subordinated Loan Documentation; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrowers, (x) financial statements of Holdings and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, and (y) financial statements of Borrowers on a consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower (the “Accountants”). The reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of (i) Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter and (ii) Borrowers and Holdings on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and Holdings on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, in each case prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ or Holding’s business, as applicable. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each month (other than for the months of March, June, September and December which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such material financial statements, reports and returns as each Borrower shall send to its members.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all material environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than sixty (60) days following the beginning of each Borrower’s fiscal years commencing with fiscal year 2018, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the Chief Financial Officer, Chief Executive Officer, or Executive Vice President and Treasurer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation. Except as provided in Section 10.22, any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records, which failure is not cured within five (5) days from the occurrence of such failure;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s other property;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(ii), and 10.22, (i) failure or neglect of any Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor or such Person, and Agent or any Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered against any Borrower for an aggregate amount in excess of $250,000 or against all Borrowers for an aggregate amount in excess of $250,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of forty (40) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy. Any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Subsidiary Bankruptcy. Any Subsidiary of any Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10. Material Adverse Effect. The occurrence of any Material Adverse Effect;

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12. Guarantor Cross Default. A default of the obligations of Guarantor under any other agreement for debt of borrowed money to which it is a party, which default is not cured within any applicable grace period which would permit the debt-holder to accelerate the obligations thereunder.

10.13. Cross Default. A default of any material obligations of any Borrower under any other agreement to which it is a party which default is not cured within any applicable grace period;

10.14. Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.15. Change of Ownership. Any Change of Ownership or Change of Control shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.17. Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent, the effect of any of which may have a Material Adverse Effect; (ii) any agreement which is necessary and material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.19. Operations. The operations of any Borrower are interrupted at any time for more than three (3) consecutive days, unless such Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20. Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof.

10.21. Subordinated Loan Default. An event of default has occurred under the Subordinated Loan Documentation or the Subordination Agreement or any party to the Subordination Agreement (other than Agent) attempts to terminate, challenges the validity of, or its obligations under, such Subordination Agreement, or any Subordination Agreement shall cease to be in full force and effect; or

10.22. Anti-Terrorism Laws. If (i) any representation or warranty contained in (x) Section 16.18 hereof or (y) any corresponding section of any Guaranty is or becomes false or misleading at any time, (ii) any Borrower shall fail to comply with its obligations under Section 16.18 hereof, or (iii) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18 hereof.

10.23. Equity Cure Right. Notwithstanding the provisions of Section 10.5 or Article XI to the contrary, Holdings may, but shall not be obligated to, cure any potential Event of Default under Section 6.5 (a “Financial Covenant Default”) by making a capital contribution into Borrowers in the form of new cash equity contributions in an aggregate principal amount equal to the amount (the “EBITDA Shortfall Amount”) that, when added to EBITDA on a dollar-for-dollar basis for the relevant testing period, would have caused Borrowers to be in full compliance with Section 6.5 for such testing period (each, an “Equity Cure”); provided that (a) such Equity Cure shall be in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, (b) such Equity Cure must be effected no later than 10 days after the delivery of the Compliance Certificate (or the date on which such Compliance Certificate was required to have been delivered to Agent) detailing the respective Financial Covenant Calculations prior to exercise of the Equity Cure Right and the pro-forma result following exercise of the Equity Cure Right, (c) no more than two (2) Equity Cures may be made during any four (4) consecutive quarters during the Term, (d) each such Equity Cure shall be delivered by wire transfer of immediately available funds to one of Borrower’s Depositary Accounts, as specified by Agent, for application to the outstanding principal amount of the Revolving Advances; and (e) notwithstanding anything to the contrary contained in the foregoing, no such rights to effectuate an Equity Cure may be exercised in any case where the potential Event of Default under Section 6.5, after taking into account any prior Equity Cure exercised in the preceding three (3) quarters (not to exceed $5,000,000), arises from Borrowers having a Fixed Charge Coverage Ratio, measured on a rolling four quarter basis, of less than .75 to 1.0. Upon the receipt by Borrowers of each such Equity Cure, each such Financial Covenant Default shall be recalculated giving effect to the following pro forma adjustments:

(a) EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default under Section 6.5, with respect to the relevant testing period and all future testing periods that includes the last month of the testing period in respect of which such Equity Cure was made; and

(b) if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of Section 6.5, Borrowers shall be deemed to have satisfied the requirements of Section 6.5, with the same effect as though there had been no failure to comply therewith.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to, and at the direction of Required Lenders shall, exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion and shall, after acceleration of the Obligations hereunder, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH:, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all of the remaining Obligations consisting of accrued fees and interest with respect to Advances (other than the FILO Advances) and Revolving Commitments (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the Obligations consisting of principal with respect to Advances other than FILO Advances, and to the payment of Hedge Liabilities and Cash Management Liabilities (in each case, only to the extent of reserves established for the Hedge Liabilities or Cash Management Liabilities against the Formula Amount, which reserves, when implemented, shall not have the effect of causing an Out-of-Formula Loan), and payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof, and not repaid pursuant to clauses “FIRST” through “SIXTH” above.

EIGHTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest with respect to the FILO Advances;

NINTH, to the payment of the FILO Advances;

TENTH, to payment or cash collateralization of Cash Management Liabilities and Hedge Liabilities, to the extent not provided for above.

ELEVENTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “TENTH” above;

TWELFTH, to all Obligations owing to any Defaulting Lender; and

THIRTEENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH”, “NINTH”, “TENTH” and “ELEVENTH”; and, with respect to clause “TENTH” above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Obligations, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT,

ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July 28, 2022 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated, and (b) all Borrowers and all Guarantors have released Secured Parties from and against any and all claims of any nature whatsoever that any Borrower or any Guarantor may have against Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent and Lenders shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Revolving Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.2, 9.5, 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower or appraisals in accordance with Section 4.22 or summaries of field exam reports resulting from exams conducted and obtained in accordance with Section 4.10 pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request Advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

(d) Without limiting the generality of subsection (c) above, the maximum aggregate amount for which any Borrower shall be liable hereunder shall not exceed the maximum amount for which such Borrower can be liable without rendering this Agreement or any Other Document, as it relates to such Borrower, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable requirements of law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in subsection (e) below and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made hereunder.

(e) To the extent that any Borrower shall be required hereunder to pay any portion of any Obligation exceeding the greater of (a) the amount of the value actually received by such Borrower and its Subsidiaries from the Loans and other Obligations and (b) the amount such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by a Borrower that received the benefit of the funds advanced that constituted Obligations) in the same proportion as such Borrower’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Borrowers on such date, then such Borrower shall be reimbursed by such other Borrowers for the amount of such excess, pro rata, based on the respective net worth of such other Borrowers on such date.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage or FILO Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount or the FILO Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) increase the Maximum Revolving Loan Amount (except in accordance with Section 2.24) or the Maximum FILO Amount without the consent of all Lenders;

(iv) alter the definition of the term Required Lenders, Supermajority Lenders, Supermajority FILO Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to the provisions set forth below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days in any ninety (90) consecutive day period or exceed the lesser of (1) one hundred and five percent (105%) of the Formula Amount and (2) the Maximum Revolving Loan Amount minus the Maximum Undrawn Amount of Letters of Credit minus the outstanding balance of Swing Loans without the consent of all Lenders;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date, increase the sublimits set forth in the Formula Amount or alter the definitions of Eligible Receivables, Eligible Insured Foreign Receivables, Eligible Un-Insured Foreign Receivables, Eligible Off-load Receivables, Eligible Unbilled Receivables, Eligible Stored Natural Gas Inventory, Eligible In-Transit Inventory, Eligible On-Track Inventory, Eligible Inventory, Eligible In-Tank Inventory, Eligible Commingled Ethanol Inventory or Eligible Crude Oil Inventory in a manner that would increase the Formula Amount without the consent of Supermajority Lenders;

(x) increase the FILO Advance Rates above the FILO Advance Rates in effect on the Closing Date, increase the sublimits set forth in the Formula Amount or alter the definitions of Eligible Receivables, Eligible Insured Foreign Receivables, Eligible Un-Insured Foreign Receivables, Eligible Off-load Receivables, Eligible Unbilled Receivables, Eligible Stored Natural Gas Inventory, Eligible In-Transit Inventory, Eligible On-Track Inventory, Eligible Inventory, Eligible In-Tank Inventory, Eligible Commingled Ethanol Inventory or Eligible Crude Oil Inventory in a manner that would increase the FILO Borrowing Base without the consent of Supermajority FILO Lenders;

(xi) release any Borrower or Guarantor (except as permitted herein) without the consent of all Lenders;

(xii) amend or modify the pro rata treatment of Lenders as set forth in Section 2.20 hereof without the consent of all Lenders; or

(xiii) subordinate Agent’s lien on the Collateral (except to the extent otherwise expressly permitted herein) without the consent of Supermajority Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) If any action to be taken by Agent or Lenders hereunder requires unanimous consent and a Lender fails to give its consent, then provided that the Required Lenders have provided such consent, authorization or agreement, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to five percent (5%) of the Formula Amount for up to thirty (30) consecutive Business Days in any ninety (90) consecutive day period so long as the aggregate Revolving Advances (including Out-of-Formula Loans) do not exceed the lesser of (1) one hundred and five percent (105%) of the Formula Amount and (2) the Maximum Revolving Loan Amount minus the Maximum Undrawn Amount of Letters of Credit minus the outstanding balance of Swing Loans (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans (and Agent has not been directed by Required Lenders in writing not to make or to discontinue making Out-of-Formula Loans), the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Insured Foreign Receivables”, “Eligible Un-Insured Foreign Receivables”, “Eligible Off-load Receivables”, “Eligible Inventory”, “Eligible In-Transit Inventory”, “Eligible On-Track Inventory”, “Eligible In-Tank Inventory” or “Eligible Stored Natural Gas Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default or termination of the commitments of Lenders to make Revolving Advances hereunder for any reason, or (ii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that (i) the Protective Advances made hereunder shall not exceed five percent (5%) of the Maximum Revolving Loan Amount, (ii) that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Loan Amount and (iii) Agent has not been directed in writing by Required Lenders to not make or discontinue making Protective Advances. The Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(g) Agent shall not enter into an intercreditor agreement in connection with the contemplated term loan B facility to be obtained by Parent and guaranteed by Borrowers, unless such intercreditor agreement is in a form reasonably satisfactory to each Lender.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender. Any assignment made in violation of this Section shall be deemed to be null and void.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”); provided, however, that (i) in no case shall a Participant have the right to enforce any of the terms of this Agreement or any Other Document, and (ii) the consent of such Participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of this Agreement or any Other Documents (including the right to enforce or direct enforcement of the Obligations) or for any amendments, waivers or consents with respect to this Agreement or any Other Document, except for those described in Section 16.2(b)(i), (ii) and (iv). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed (and which shall not be required for sales, assignments or transfers to Affiliates of any Lender), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons (subject to Section 16.3(g) hereof) and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, Purchasing Lenders shall not include any Affiliate of any Borrower, Guarantor, any Defaulting Lender or natural Person; provided further that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances and FILO Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and FILO Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and the FILO Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances or FILO Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Agent or PNC at:

PNC Bank, National Association

200 South Wacker Drive, Suite 600

Chicago, Illinois 60606

Attention: Portfolio Manager

Telephone: 312-454-2920

Facsimile: 312-454-2919

with a copy to:

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Lisa Pierce

Telephone: 412-762-6442

Facsimile: 412- 762-8672

With an additional copy to:

Blank Rome LLP

One Logan Square

130 N. 18th Street

Philadelphia, Pennsylvania 19103

Attention: Lawrence F. Flick, II, Esquire

Telephone: 215-569-5556

Facsimile: 215-832-5556

(B) If to a Lender other than Agent, as specified on the signature pages hereof

(C) If to Borrowing Agent or any Borrower:

Green Plains Trade Group LLC

1811 Aksarben Drive

Omaha, Nebraska 68106

Attention:	Phil Boggs, Vice President Finance & Treasurer
Telephone:	402-884-8700
Facsimile:	402-884-8776

with a copy to:

c/o Green Plains Trade Group LLC

1811 Aksarben Drive

Omaha, Nebraska 68106

Attn: Michelle S. Mapes, Esquire

Telephone:	402-315-1629
Facsimile:	402-884-8776

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 3.6, 3.7, 3.8, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) Each Lender that is subject to the Patriot Act hereby notifies the Borrowers that the USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

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Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:	GREEN PLAINS TRADE GROUP LLC

By: /s/ Phil Boggs
Name: Phil Boggs Title: Vice President, Finance & Treasurer

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AGENT:	PNC BANK, NATIONAL ASSOCIATION, as Agent By: /s/ James Simpson Name: James Simpson Title: Vice President

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LENDER:

PNC BANK, NATIONAL ASSOCIATION,

as Lender

By: /s/ James Simpson

Name: James Simpson

Title: Vice President

Revolving Commitment Percentage: 30.614035088%

Revolving Commitment Amount $87,250,000

FILO Commitment Percentage: 85.000000000%

FILO Commitment Amount $12,750,000

Total Commitment Percentage: 33.333333333%

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LENDER:

BANK OF AMERICA, N.A.

as a Lender

By: /s/ Charles Fairchild

Name: Charles Fairchild

Title:  Vice President

Revolving Commitment Percentage: 29.824561404%

Revolving Commitment Amount: $85,000,000

FILO Commitment Percentage: 0.0%

FILO Commitment Amount $0

Total Commitment Percentage: 28.333333333%

Address for notices:

Bank of America

135 S. LaSalle Street

Chicago, IL 60603

Attention: Charles Fairchild, Vice President

Tel: 312-904-7153

Fax: 312-904-7190

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LENDER:

CITIBANK, N.A., as a Lender

By: /s/ Jeff Royston

Name:  Jeff Royston

Title:   Senior Vice President

Revolving Commitment Percentage: 12.280701754%

Revolving Commitment Amount: $35,000,000

FILO Commitment Percentage: 0.0%

FILO Commitment Amount $0

Total Commitment Percentage: 11.666666666%

Address for Notice:

Citibank, N.A.

444 S. Flower

40th Floor

Los Angeles, CA 90071

Attention: Jeff Royston

Tel: 213-239-1961

Fax: 213-239-1714

With a copy to:

Citibank, N.A.

153 East 53rd Street 21st Floor

New York, NY 10022

Attention: Miles D. McManus

Tel: 212-559-3706

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LENDER:

BMO HARRIS BANK N.A., as a Lender

By: /s/ Craig Thistlewaite

Name:  Craig Thistlewaite

Title:   Managing Director

Revolving Commitment Percentage: 15.000000000%

Revolving Commitment Amount: $42,750,000

FILO Commitment Percentage: 15.000000000%

FILO Commitment Amount $2,250,000

Total Commitment Percentage: 15.000000000%

Address for Notice:

BMO Harris Bank N.A.

111 West Monroe Street Floor 20 East

Chicago, IL 60603

Attention:       Green Plains PM

Telephone:     312-461-7760

Facsimile:      312-293-8532

With a copy to:

BMO Harris Bank N.A.

111 West Monroe Street Floor 20 East

Chicago, IL 60603

Attention:       Craig Thistlewaite

Telephone:     312-461-2171

Facsimile:       312-765-1641

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LENDER:	FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ William J. Paul
Name: William J. Paul
Title: Senior Vice President

Revolving Commitment Percentage: 7.017543860%
Revolving Commitment Amount: $20,000,000

FILO Commitment Percentage: 0.0%
FILO Commitment Amount $0

Total Commitment Percentage: 6.666666666%

Address for Notice:

First Tennessee Bank 165 Madison Avenue, 10th Floor
Memphis, TN 38103
Attention: William J. Paul
Telephone: 901-523-5965
Facsimile: 901-523-4633

With a copy to:

First Tennessee Bank 165 Madison Avenue, 10th Floor
Memphis, TN 38103
Attention: James L. Norvell
Telephone: 901-523-4244
Facsimile: 901-523-4633

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LENDER:	WOODFOREST NATIONAL BANK, as a Lender

By: /s/ Tim Hanchett
Name: Tim Hanchett
Title: Senior Vice President

Revolving Commitment Percentage: 5.263157895%
Revolving Commitment Amount: $15,000,000

FILO Commitment Percentage: 0.0%
FILO Commitment Amount $0

Total Commitment Percentage: 5.000000000%

Address for Notice:

WNB Specialty Finance 28001 Cabot Drive, Suite 240
Novi, MI 48377
Attention: Dennis Kujawa
Telephone: 248-991-3822
Facsimile: 248-994-0682

With a copy to:

WNB Specialty Finance 28001 Cabot Drive, Suite 240
Novi, MI 48377
Attention: Charles Stephenson
Telephone: 248-991-3804
Facsimile: 248-994-0682

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